Exhibit 1

AMENDMENT NO. 1 TO THE SELLING AGENT AGREEMENT

          AMENDMENT NO. 1, dated as of November 23, 2009, by and among American Express Credit Corporation, a Delaware Corporation (the “Company”), Banc of America Securities LLC, Incapital LLC, Citigroup Global Markets Inc., Fidelity Capital Markets, a division of National Financial Services LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC and Wells Fargo Advisors, LLC (each an “Agent” and together, the “Agents”) pursuant to the Selling Agent Agreement, dated as of June 16, 2009 (the “SAA”)

W I T N E S S E T H:

          WHEREAS, the Company has appointed each of the Agents as agents of the Company for the purpose of soliciting offers from time to time to purchase the Company’s InterNotes®, due nine months or more from the date of issue (the “Notes”) pursuant to, and subject to the terms and conditions contained in, the SAA; and

          WHEREAS, pursuant to, and subject to the terms and conditions contained in, the SAA, each Agent has agreed to use its reasonable best efforts to solicit offers to purchase Notes; and

          WHEREAS, the parties wish to amend the SAA as set forth herein.

          NOW THEREFORE, the parties hereto hereby agree as follows:

          1. Definition of “Prospectus”. The definition of “Prospectus” that appears in the twelfth through the fourteenth lines of Section I of the SAA is amended and restated as follows:

          “; the Base Prospectus, as supplemented by the prospectus supplement dated November 23, 2009 relating to the Notes, as the same may be amended, restated or supplemented in accordance with the terms hereof, is hereinafter called the “Prospectus”;

          2. Date of Letter of Representations.  The phrase “Letter of Representations from the Company and the Trustee to DTC, dated June 16, 2009” that appears in the sixth paragraph of Exhibit B of the SAA is amended and restated as follows:

          “Letter of Representations from the Company and the Trustee to DTC, dated November 23, 2009”;

          3. References to Prospectus Supplement in Form of Pricing Supplement. All references to “Prospectus Supplement dated June 16, 2009” that appear in Exhibit D to the SAA are amended and restated as follows:

          “Prospectus Supplement dated November 23, 2009”.

InterNotes® is a registered servicemark of Incapital Holdings LLC

          If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Company and you.

Very truly yours,

AMERICAN EXPRESS CREDIT
CORPORATION

By:	/s/ Christopher Palazzolo
Name: Christopher Palazzolo
Title: President

Confirmed and accepted
as of the date first above written:

BANC OF AMERICA SECURITIES LLC

By:	/s/ Caspar Bentinck
Name: Caspar Bentinck
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jack D. McSpadden, Jr
Name: Jack D. McSpadden, Jr
Title: Managing Director

FIDELITY CAPITAL MARKETS, A
DIVISION OF NATIONAL
FINANCIAL SERVICES LLC

By:	/s/ John Cook
Name: John Cook
Title: Senior VP

INCAPITAL LLC

By:	/s/ Joseph Novak
Name: Joseph Novak
Title: Secretary

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

By:	/s/ Teresa A. Radzinski
Name: Teresa A. Radzinski
Title: Managing Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Vice President

RBC CAPITAL MARKETS
CORPORATION

By:	/s/ Paul Rich
Name: Paul Rich
Title: Director Fixed Income

UBS SECURITIES LLC

By:	/s/ Don Oliver
Name: Don Oliver
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Carrie L. McCann
Name: Carrie L. McCann
Title: Managing Director

WELLS FARGO ADVISORS, LLC

By:	/s/ Kristin Maher
Name: Kristin Maher
Title: Senior Vice President